EXHIBIT 1

The undersigned (the “Filing Persons”), hereby agree to file jointly a Schedule 13G and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by Rule 13d-1 and Rule 13d-2 promulgated under the Exchange Act, and hereby agree that this agreement be included as an Exhibit to such joint filing. Each of the Filing Persons agrees that the information set forth in such Schedule 13G and any amendments thereto with respect to such Filing Person will be true, complete and correct as of the date of such Schedule 13G or such amendment, to the best of such Filing Person’s knowledge and belief, after reasonable inquiry. Each of the Filing Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in the Schedule 13G or any amendments thereto shall become inaccurate in any material respect or if said person learns of information that would require an amendment to the Schedule 13G.

Dated : April 13, 2015

LG AVIV L.P.

By:	LG Aviv GP, LLC, its general partner

	By:	/s/ Alan E. Goldberg
		Name:	Alan E. Goldberg
		Its:	Executive Manager

By:	/s/ Robert D. Lindsay
	Name:	Robert D. Lindsay
	Its:	Executive Manager

ALAN E. GOLDBERG

By:	/s/ Alan E. Goldberg

ROBERT D. LINDSAY

By:	/s/ Robert D. Lindsay